EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of November 2, 2009, and effective as of July 1, 2009 (the “Effective Date”) by and between China Youth Media, Inc, a Delaware corporation, with an office located at 4143 Glencoe Avenue, Marina Del Rey, CA 90292 (the “Company”) and Jay Rifkin, an individual with an address 21255 Burbank Boulevard, Suite 250, Woodland Hills,  California 91367 (“Rifkin”).

           WHEREAS, the Company desires to retain the services of Rifkin as the Company’s President and Chief Executive Officer and, Rifkin is willing to be employed by the Company in such capacity.

           NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

        1.         Employment.   The Company hereby agrees to employ Rifkin as its President and Chief Executive Officer, and Rifkin hereby agrees to accept such employment and serve in such capacities, during the “Employment Term” (as defined below) and upon the terms and conditions set forth in this Agreement.    In addition, Rifkin shall also serve as the Chairman of the Board of Directors of the Company during the Employment Term.

        2.         Duties.   Rifkin shall be responsible for the overall development, operations and corporate governance of the Company.  In addition, Rifkin’s duties shall be such duties and responsibilities as the Company shall specify from time to time, but only if and to the extent that such duties and responsibilities are those customarily performed by the President and Chief Executive Officer of a company with a business commensurate with that of the Company.  Rifkin shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position.  Rifkin shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s Board of Directors. Rifkin shall be responsible and report to the Company’s Board of Directors.  Rifkin shall devote such amount of his time, attention, energy, and skill during normal business hours to the business and affairs of the Company as he may deem reasonably necessary to fulfill his responsibilities hereunder.

Nothing in this Agreement shall preclude Rifkin from devoting reasonable periods required for:

                      (a)        serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

                      (b)        serving as a consultant in his area of expertise (in areas other than in connection with the business of the Company), to government, industrial, business and academic panels where it does not conflict with the interests of the Company; and

                      (c)        managing his personal or family investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

        3.         Efforts of Rifkin.  During his employment and while performing his services hereunder, Rifkin shall, subject to the direction and supervision of the Company’s Board of Directors, use his business judgment, skill and knowledge to advance the Company's interests and to discharge his duties and responsibilities hereunder.  Notwithstanding the foregoing, nothing herein shall be construed as preventing Rifkin from investing his assets in any business.

        4.         Employment Term.  The term of this Agreement shall commence as of the Effective Date and shall, unless terminated pursuant to Section 12 of this Agreement, and  continue for a term of three (3) years (the “Initial Term”), and shall be automatically renewed for successive one (1) year terms (a “Renewal Term”) unless a party hereto delivers to the other party written notice of such party’s intention not to renew at least thirty (30) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be.  Any such non-renewal by the Company shall be considered a termination pursuant to Section 12(c) without “Cause”.  The terms “Initial Term” and “Renewal Term” are collectively referred to herein as the “Employment Term.”

        5.         Compensation of Rifkin.

                       (a)        Compensation.  As compensation for the services provided by Rifkin under this Agreement, the Company shall pay Rifkin a base salary of Two Hundred Thousand Dollars ($200,000) for the initial year of the Employment Term (the “Initial Salary”).  The parties acknowledge and agree that the Initial Salary does not represent a market salary for an executive of Rifkin’s experience and is based upon the Company’s early stage.  The Company agrees that Rifkin’s salary for subsequent periods should take into consideration the Company’s growth and the market compensation for executives of Rifkin’s caliber, including compensation and benefits such as life insurance.  Irrespective of the Company’s growth, Rifkin’s base salary shall increase at least 10% in the second year of the Employment Term and at least 10% more for the third year of the Employment Term. The compensation of Rifkin under this Section shall be paid in accordance with the Company’s usual payroll procedures.

                       (b)        Stock Options.  Rifkin acknowledges that on May 11, 2009 the Company granted Rifkin options to purchase 3,750,000 shares of the Company’s common stock with an exercise price of $0.13 per share which stock options vested fully on the grant date, and cancelled, with the consent of Rifkin, options held by Rifkin to purchase 4,400,000 shares of the Company’s common stock, exercisable at $0.85 per share.    In addition, Rifkin acknowledges that on May 11, 2009 the Company granted Rifkin options to purchase 20,000,000 shares of the Company’s common stock with an exercise price of $0.13 per share, which stock options shall vest annually over a period of four years from the date of grant (the “May 2009 Vesting Options”).   Rifkin shall also be eligible to receive shares of the Company’s authorized stock and additional options to purchase shares of the Company’s authorized stock from time to time as determined by the Board of Directors. Notwithstanding the vesting provisions applicable to any of said options, all of the options shall immediately vest on an accelerated basis, and remain exercisable (including options which are then already fully vested) for a period of ten (10) years from the date of grant on the first to occur of any of the following: (i) any “Change in Control” of the Company or its business, (ii) if the employment of Rifkin is terminated by the Company without “Cause” (as defined below) or by Rifkin with “Good Reason” (as defined below), or (iii) if the employment of Rifkin is terminated upon the death or Total Disability of Rifkin. For purposes hereof, “Change of Control” and “Total Disability” shall have the meanings set forth in the stock option agreement between the Company and Rifkin representing the May 2009 Vesting Options.  The Company hereby agrees to register its existing Stock Option and Restricted Stock Plan on a Form S-8 registration statement as soon reasonably practicable so Rifkin may, subject to Rule 144 under the Securities Act of 1933, as amended, exercise the above options and freely sell the shares of common stock obtained thereby in the public market.

                       (c)        Bonus.  In addition to the compensation under Sections 5(a) and 5(b) hereof, Rifkin shall be eligible to receive an annual bonus determined by the Board of Directors based on the performance of the Company.

        6.         Benefits.  Rifkin shall also be entitled to participate in any and all Company benefit plans in effect from time to time for employees of the Company.  Such participation shall be subject to the terms of the applicable plan documents and shall include, without limitation family health, vision, dental, life and disability insurance.   Rifkin shall also be entitled to receive a car allowance as shall be reasonably determined by the Board of Directors.

        7.         Vacation, Sick Leave and Holidays.  Rifkin shall be entitled to four (4) weeks of paid vacation during the first year of the Employment Term and five (5) weeks per year thereafter. In addition, Rifkin shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

        8.         Business Expenses.  The Company shall promptly reimburse Rifkin for all reasonable out-of-pocket business expenses incurred in performing Rifkin’s duties and responsibilities hereunder in accordance with the Company's policies, provided Rifkin promptly furnishes to the Company adequate records of each such business expense. Rifkin shall be entitled to reimbursement for first-class airfare and hotel for Company travel.

        9.         Location of Rifkin's Activities.  Rifkin’s principal place of business in the performance of his duties and obligations under this Agreement shall be at a place no more than twenty (20) miles from the current Marina Del Rey office of the Company.  Notwithstanding the preceding sentence, and subject to Rifkin’s availability, Rifkin will engage in such travel as may be reasonably necessary or appropriate in furtherance of his duties hereunder.

        10.       Confidentiality.  Rifkin recognizes that the Company has and will have business affairs, products, future plans, trade secrets, customer lists, and other vital information which is valuable to the Company because it is not public and not required by applicable law to be made public (collectively “Confidential Information”) that are valuable assets of the Company.  Rifkin agrees that he shall not at any time or in any manner divulge, disclose or communicate any Confidential Information to any third party (other than to attorneys and advisors for the Company and/or Rifkin) without the prior written consent of the Company’s Board of Directors.

        11.       Non-Competition.  Rifkin acknowledges that he has gained, and will gain extensive knowledge in the business conducted by the Company and has had, and will have, extensive contacts with customers of the Company.  Accordingly, Rifkin agrees that he shall not compete with the Company, during the Employment Term and, if the Company terminates his employment with Cause or if Rifkin terminates his employment without Good Reason, then for an additional one (1) year period immediately after such termination of Rifkin’s employment and shall not, during such period, make public statements in derogation of the Company. For the purposes of this Section 11, competing with the Company shall mean engaging as principal owner, officer, partner, consultant, advisor, either alone or in association with others, in the operation of any entity engaged in a business which is similar to and competes with the “Company Business”. As used herein, “Company Business” means the distribution of video content through retail marketing channels and peripheral hardware storage devices.

        12.       Termination.   Notwithstanding any other provisions hereof to the contrary, Rifkin’s employment hereunder shall terminate under the following circumstances:

                       (a)        Voluntary Termination by Rifkin.  Rifkin shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term.

                       (b)        Termination by Rifkin with “Good Reason”.  Rifkin shall have the right to terminate this Agreement and his employment hereunder with “Good Reason” at any time during the Employment Term. As used herein, “Good Reason” shall mean (i) material breach of this Agreement by the Company including, without limitation, any diminution in title, office, rights and privileges of Rifkin or failure to receive base salary payments on a timely basis pursuant to Section 5(a) of this Agreement; (ii) relocation of the principal place for Rifkin to provide his services hereunder to any location more than twenty (20) miles away from 4143 Glencoe Ave, Marina Del Rey, California 90292; (iii) failure of the Company to maintain in effect directors’ and officers’ liability insurance covering Rifkin in compliance with Paragraph 17(c) below; (iv) any assignment or transfer by the Company of any of its rights or obligations under this Agreement; or (v) any change in control of the Company including, without limitation, if Rifkin shall cease to own a majority of the voting securities of the Company.

                       (c)        Voluntary Termination by the Company Without “Cause”.  The Company shall have the right to voluntarily terminate this Agreement and Rifkin’s employment hereunder at any time after the Initial Term.  Termination of Rifkin’s employment pursuant to this Section 12(c) shall not be effective unless the Company shall have first given Rifkin a written notice thereof at least thirty (30) days prior to the annual anniversary of the Effective Date of Rifkin’s employment under this Agreement.

                       (d)        Termination for Cause.  The Company shall have the right to terminate this Agreement and Rifkin’s employment hereunder at any time for “Cause”. As used in this Agreement, “Cause” shall mean (i) continual and repeated willful refusal by Rifkin to substantially implement or adhere to lawful policies or material directives of the Company’s Board of Directors, (ii) material breach by Rifkin of this Agreement, (iii) Rifkin’s conviction of a felony that may have a material adverse impact on the Company’s reputation, or (iv) the criminal misappropriation by Rifkin of funds from or resources of the Company. Cause shall not be deemed to exist unless the Company shall have first given Rifkin a written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute “Cause” and thirty (30) days after such notice such conduct has, or such circumstances have, as the case may be, not ceased or been remedied.

                       (e)        Termination Upon Death or for Disability.  This Agreement and Rifkin’s employment hereunder shall automatically terminate upon Rifkin’s death or upon written notice to Rifkin and certification of Rifkin’s disability by a qualified physician or a panel of qualified physicians if Rifkin is unable to perform the duties contained in this Agreement for a period beyond twelve (12) months.

                       (f)        Effect of Termination. In the event that this Agreement and Rifkin’s employment is voluntarily terminated by Rifkin pursuant to Section 12(a) without Good Reason, or in the event the Company terminates this Agreement for Cause pursuant to Section 12(d), all obligations of the Company and all duties, responsibilities and obligations of Rifkin under this Agreement shall cease. Upon such termination, the Company shall: (i) pay Rifkin such compensation pursuant to Section 5(a) equal to all accrued compensation through the date of termination plus all accrued vacation pay, reimbursement and bonuses, if any; and (ii) provide, at the Company’s expense, coverage (A) to Rifkin under the life, accident and disability insurance policies available to the senior executive officers of the Company, and (B) to Rifkin and his dependents under the health, dental and vision insurance plans available to the Company’s senior executive officers and their dependents, in each case for a period of three (3) months after the date of termination or, in the event any of such life, accident, disability, health, dental or vision insurance are not continued or Rifkin is not eligible for coverage thereunder due to his termination of employment, the Company shall pay for the premiums for equivalent coverage, in any event, for a period of three (3) months after the date of termination. In the event this Agreement is terminated by the Company without Cause or by Rifkin with Good Reason, or upon the death or disability of Rifkin, Rifkin shall be entitled to all compensation pursuant to Section 5 for the period between the effective termination date to the end of the Employment Term pursuant to Section 4, plus all applicable vacation pay, reimbursement and bonuses and the same insurance/health benefits described above, but for the entire remainder of the Employment Term. Payment will be made to Rifkin or Rifkin’s appointed trustee.

        13.       Resignation as Officer.  In the event that Rifkin’s employment with the Company is terminated for any reason whatsoever, Rifkin agrees to immediately resign as an Officer of the Company, absent some other agreement by the parties to the contrary.

        14.       Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any applicable conflicts of law provisions and all actions and proceedings relating hereto shall be brought exclusively in courts of competent jurisdiction located in Los Angeles County, California.

        15.       Business Opportunities.  During the Employment Term, Rifkin agrees to bring to the attention of the Company’s Board of Directors all written business proposals that come to Rifkin’s attention and all business or investment opportunities of whatever nature that are created or devised by Rifkin and that are within the scope of the Company Business.

        16.       Employee’s Representations and Warranties. Rifkin hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede Rifkin from performing his duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement. Rifkin hereby agrees to indemnify and hold the Company and its officers, directors, employees, shareholders and agents harmless from losses they suffer as a result of his breach of the representations and warranties made by Rifkin in this Section 16.

        17.       Indemnification.

                       (a)        The Company agrees that if Rifkin is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a  “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Rifkin’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Rifkin shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Rifkin in connection therewith, and such indemnification shall continue as to Rifkin even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Rifkin’s heirs, executors and administrators.  The Company shall advance to Rifkin to the extent permitted by law all reasonable costs and expenses incurred by his in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance.  Such request shall include an undertaking by Rifkin to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                       (b)        Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Rifkin that indemnification of Rifkin is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that Rifkin has not met such applicable standard of conduct, shall create a presumption that Rifkin has not met the applicable standard of conduct.

                       (c)        During the Employment Term, the Company shall maintain in effect directors’ and officers’ liability insurance covering Rifkin, with coverage reasonably satisfactory to Rifkin.

                       (d)        Promptly after receipt by Rifkin of notice of any claim or the commencement of any action or proceeding with respect to which Rifkin is entitled to indemnity hereunder, Rifkin shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall: (i) assume the defense of such action or proceeding; (ii) employ counsel reasonably satisfactory to Rifkin; and (iii) pay the reasonable fees and expenses of such counsel.  Notwithstanding the preceding sentence, Rifkin shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Rifkin reasonably determines that a conflict of interest exists, which makes representation by counsel chosen by the Company not advisable.  In such event, the reasonable fees and disbursements of such separate counsel for Rifkin shall be paid by the Company to the extent permitted by law.

                       (e)        After the termination of this Agreement and upon the request of Rifkin, the Company agrees to reimburse Rifkin for all reasonable travel, legal and other out-of-pocket expenses related to assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim.  In the event Rifkin is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Rifkin's employment hereunder, or Rifkin's role in connection therewith, the Company agrees to pay Rifkin a sum, to be mutually agreed upon by Rifkin and the Company, per diem for each day of his appearance and each day of preparation therefor.

        18.       Notices.  All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile (with confirmation of receipt) or sent by a recognized overnight courier service or by United States certified mail, return receipt requested, to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company	Rifkin
China Youth Media, Inc 4143 Glencoe Avenue, Unit B Marina Del Rey, CA 90292	c/o Rebel Holdings LLC 4143 Glencoe Avenue, Unit B Marina del Rey, CA 90292

With a mandatory copy to:

Susan A. Wolf, Esq. Ervin, Cohen & Jessup LLP 9401 Wilshire Boulevard, Suite 900 Beverly Hills, CA 90212

Any such notice shall be deemed given upon personal delivery, upon receipt if sent via facsimile, upon delivery if by a recognized overnight courier service, or upon receipt as shown on the United States mail return receipt.

        19.       Entire Agreement.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written with respect to the subject matter contained herein. This Agreement supersedes any prior written or oral agreements between the parties regarding the subject matter hereof, including, without limitation, that certain Employment Agreement between the Company and Rifkin dated as of September 30, 2005. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Rifkin to the Company and is not assignable or delegable, in whole or in part, by Rifkin or the Company. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement (other than regarding stock options, compensation or benefits) shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.  In the event of any inconsistency between this Agreement and any other agreement between Rifkin and the Company, this Agreement shall control except as otherwise specifically set forth in such other agreement.

        20.       Choice of Counsel.  Rifkin agrees that Kaye Cooper Fiore Kay & Rosenberg, LLP, the draftsperson of this Agreement, has prepared this Agreement on behalf of the Company and is not representing Rifkin in an individual capacity in the negotiation and consummation of the transactions hereunder. Rifkin further agrees that he has participated in the preparation of this Agreement and has read and fully understands this Agreement and has been advised and has had the opportunity to retain independent counsel of his own choosing and has done so to the extent he has deemed necessary.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                                        CHINA YOUTH MEDIA, INC:

                                                                        By:      /s/ Jay Rifkin
                                                                        Name:  Jay Rifkin
                                                                        Title:    Chief Executive Officer

                                                                        /s/ Jay Rifkin
                                                                        JAY RIFKIN